UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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General Electric Company
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TRANSCRIPT FROM LEAD DIRECTOR VIDEOS ON
GE’S 2016 PROXY WEBSITE
(www.ge.com/proxy)

Capital Allocation

When you look at capital allocation, which is one of most important things the board oversees, it’s a collaborative process between the board and management. It’s an ongoing discussion, where we, as a board, get knowledgeable and we provide the appropriate level of challenge to insure that in all of our collective judgements, the decisions being made by the leadership team are the right ones, and fully supported by the board. When acquisitions are proposed or thought through with management, we look at different paths that we might take. Alstom’s a great example, where we reviewed at least ten different options to come up with, what we think is an outstanding opportunity for the company. Once we move forward with something like the GE Capital Transition or the Alstom Acquisition, the job’s not done from the director’s standpoint. In GE Capital’s case, our Risk Committee is reviewing all of the transactions, both on an absolute basis and relative to what we forecast. Very important for us to know how are we doing in the sales process.

Proxy Access

Proxy Access is a concept that’s been out there in the governance discussions for years. We chose to implement it with a 3% of outstanding shares held for three years. There’s no hiding from our investors, in that there is the right to nominate somebody at the board level if you meet those two thresholds. You know Proxy Access is a complicated thing that gets to the corporate bylaws. But I think the key message for our investors is that we’ll administer, just as we’ve implemented it, in a very fair and balanced way.

Director Term Limits

I can tell you over the last couple of years in our board self-evaluation, an important part of which is, I actually discuss with each of our directors, one on one, what they think is important for us to focus on. Term limits came up and the value of term limits to the company and to our investors, that’s how this conversation began and it’s why we’re implementing it now. We think it’s the right thing to do. It provides us with our ability to continue to have a diverse board, and diverse by many different ways, including age. It allows us to have a 40-year-old director come on and serve us well, but not be there for 35 years.

Compensation Plan Changes

One of the big changes at the company this year was the change in the Incentive Compensation Plans for the Leadership Team. Finishing the first year under the new plans has been incredibly successful. What it’s done is articulate what matters most in the accomplishment of the company’s goals. It has provided transparency to the company broadly in terms of the key criteria. That said, one always has to ensure that when it’s a formulaic plan, that it reflects the current realities. And as a board, it is incumbent on us, to ensure that if tweaks need to be made because of an acquisition or because some change in circumstances, that we’re on top of that as well. And I think our investors need to know that we are. And that as we move forward, and as we get experience with these plans, we’ll adjust them as needed.

Succession Planning

Well as a board, we look at what are our most important duties at GE. And one of the most important ones is overseeing the team, understanding and knowing the depth and the breadth of leadership team. We had some very critical leaders retire, we moved some people in leadership roles and businesses, and each of those activities goes along seamlessly because of the depth of talent that GE is known for. The Management Development and Compensation Committee reviews the management team depth potential moves eight times a year. We all, as directors, do site visits. An important part of those site visits are businesses, is getting to know the people in a way that’s different than if they just come and give a presentation to the Board of Directors.